Exhibit 4.6

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of November 17, 2006, among The Western Union Company, a Delaware corporation (the “Company”), First Financial Management Corporation, a Georgia corporation (“FFMC”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee entered into an Indenture (the “Indenture”) dated as of September 29, 2006 pursuant to which the Company has issued $1,000,000,000 aggregate principal amount of its 5.930% Notes due October 1, 2016 (the “Notes”);

WHEREAS, the Company, FFMC and the Trustee entered into a Supplemental Indenture (the “First Supplemental Indenture”) dated as of September 29, 2006 to the Indenture pursuant to which FFMC guaranteed (the “Guarantee”) the obligations of the Company under the Notes;

WHEREAS, on the date hereof, (i) the Guarantee Triggering Amount has been reduced to an amount less than the greater of $300 million or 15% of Consolidated Net Worth, (ii) FFMC has been automatically released from its guarantee of the Company’s obligations under the Revolving Credit Facility and (iii) the Guarantee has automatically terminated pursuant to Section 9 of the First Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Second Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture (as supplemented by the First Supplemental Indenture) or in the Notes.

Section 2. Termination and Release of Guarantee. The parties hereto hereby confirm that the Guarantee has terminated and FFMC has been fully and unconditionally released from all of its obligations under and pursuant to the Guarantee and the First Supplemental Indenture.

Section 3. Notices. As between the Company, FFMC and the Trustee, any notice or communication shall be sufficiently given if written and if delivered in person when received or if mailed by first class mail 5 days after mailing or if sent by facsimile transmission, when transmission is confirmed, in each case addressed as follows:

if to the Company:

The Western Union Company

100 Summit Avenue

Montvale, New Jersey 07645

Attention: General Counsel

Facsimile: (201) 263-6384

if to FFMC:

First Financial Management Corporation

12500 E. Mt. Belford Ave. M2385

Englewood, CO 80112

Attention: General Counsel’s Office

Telecopy: (720) 332-0515

Confirmation Telephone: (720) 332-5683

if to the Trustee:

Wells Fargo Bank, National Association

Corporate Trust & Escrow Services

N9303-110 MAC

Sixth & Marquette

Minneapolis, MN 55479

Attn: Vice President

The Company, FFMC or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Except as otherwise provided in the Indenture or this Second Supplemental Indenture, if a notice or communication is mailed in the manner provided in Section 10.02 of the Indenture or this Section 3, it is duly given, whether or not the addressee receives it.

Where the Indenture or this Second Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case it shall be impracticable to give notice as herein contemplated, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 4. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 5. This Second Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 6. This Second Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Second Supplemental Indenture will henceforth be read together.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

(SEAL)	THE WESTERN UNION COMPANY, as the Company
Attest:

/s/ Elizabeth L. Dolan	By:	/s/ Rajesh K. Agrawal
	Name:	Rajesh K. Agrawal
	Title:	Senior Vice President and Treasurer

(SEAL)	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Trustee
Attest:

/s/ Kim Burton	By:	/s/ Corbin B. Connell
	Name:	Corbin B. Connell
	Title:	Assistant Vice President

(SEAL)	FIRST FINANCIAL MANAGEMENT CORPORATION
Attest:

/s/ Lorraine K. Washechek	By:	/s/ Rajesh K. Agrawal
	Name:	Rajesh K. Agrawal
	Title:	Vice President and Treasurer